EXHIBIT 99.1

Whitestone REIT Announces Fourth Quarter and Fiscal Year 2009 Results

HOUSTON, March 16, 2010 (GLOBE NEWSWIRE) -- Whitestone REIT, a public, non-traded real estate investment trust which acquires, owns and operates Community Centers in five of the top ten major metropolitan markets, announced financial results for the quarter and year ended December 31, 2009.

"Despite difficult economic conditions in 2009, Whitestone's revenues increased as did our rent per square foot, property net operating income (NOI), and funds from operations (FFO)," said James C. Mastandrea, Whitestone's Chairman and CEO. "Our accomplishments in 2009 are a result of strategic decisions made in the previous two years, the judicious allocation of our capital resources, and our team's focus on our goals.

Fourth Quarter 2009 Highlights:

  Funds From Operations ("FFO")1 increased 123% to $2.9 million, or $0.19 per diluted common share and operating partnership ("OP") unit, for the fourth quarter of 2009, up $1.6 million from $1.3 million, or $0.09 per diluted common share and OP unit, from the fourth quarter of 2008.

  Property net operating income ("NOI")2 was $4.7 million for the fourth quarter of 2009, compared to $4.8 for the fourth quarter of 2008.

Fiscal Year Ended December 31, 2009 Highlights:

  FFO increased 105% to $8.6 million, or $0.56 per diluted common share and OP unit, for the year ended December 31, 2009, up $4.4 million from $4.2 million, or $0.28 per diluted common share and OP unit, for the same period in 2008.

  Property NOI increased 7% to $19.7 million for the year 2009, up $1.3 million as compared to $18.4 million for the same period in 2008.  Revenues increased 5% while expenses increased only 1% during 2009.

  Annualized rent per occupied square foot increased 9% to $13.18 for the year ended December 31, 2009 as compared to $12.07 for the same period in 2008. This increase is a result of the Company's business strategy, which focuses on smaller-space tenants and produces a premium rental rate per square foot.

Reconciliation of FFO and Property NOI, both of which are non-GAAP financial measures, to net income in accordance with GAAP are included at the end of this earnings release.

Leasing Recap

The Company signed 252 new and renewal leases totaling 600,000 square feet and $22.7 million in total lease value during the year ended December 31, 2009.  Thus far for 2010, through March 12, the Company has 54 new and renewal leases negotiated, signed or pending execution totaling approximately 209,000 square feet and $11.8 million in total lease value. Upon execution and tenant opening, these leases — which include a university, a trade school and a grocer — are expected to be included in the Company's occupancy.

S-11 Filing

Whitestone has filed a registration statement on Form S-11 with the Securities and Exchange Commission ("SEC") for the offer and sale of a yet unspecified number of common shares. The registration statement states that the Company intends to list the common shares on the New York Stock Exchange – Amex with the pre-approved symbol "WSR".

Financial and Operating Results for the Fourth Quarter and 2009 Fiscal Year

Operating revenues were $8.0 million for the fourth quarter 2009 compared to $8.1 million for the same period in 2008. Operating revenues increased 5% to $32.7 million for the year ended December 31, 2009, compared to $31.2 million for the same period in 2008.  Occupancy was 82% as of December 31, 2009 compared to 84% at the end of 2008.

Net income increased to $1.1 million for the fourth quarter 2009 compared to a loss of ($0.3 million) for the same period in 2008. Net income increased to $2.1 million or $0.13 per diluted common share and OP unit for the year ended December 31, 2009, as compared to $1.8 million, or $0.12 per diluted common share and OP unit, for the same period in 2008.  The 2009 net income included a gain of $1.5 million from an insurance settlement related to Hurricane Ike, as compared to a ($0.4 million) loss on Hurricane Ike repairs for the same period in 2008.  The 2008 net income included a $3.6 million gain from the sale of two properties, which was recorded as discontinued operations.

Dividends

The Company declared four quarterly dividends of $0.1125 per share and OP unit during 2009. These dividends were paid monthly in equal installments of $0.0375 per share and OP unit. Total distributions paid to common shareholders of Whitestone REIT and owners of OP units in Whitestone REIT Operating Partnership, LP were $6.9 million in 2009, as compared to $8.7 million for the same period in 2008. The difference is due to a 25% reduction in the dividend per share in October 2008 that brought cash distributions more in line with FFO and available cash flow. The next dividend declaration will be in late March for dividends payable in the April to June period.

Portfolio Statistics: Community Centered Properties

Whitestone owns 36 commercial properties containing approximately 3 million square feet of leasable space, located in five markets: Houston, Dallas, San Antonio, Phoenix and Chicago. The Company has 773 tenants offering primarily services and goods that are in demand within their local community, with lease spaces ranging in size from 500 to 55,000 square feet as of December 31, 2009. No single tenant accounts for more than 3% of the Company's annualized base rent and only one tenant contributes more than 2%, protecting the Company from any single tenant credit issue.

Supplemental Financial Information and Reference to Form 10-K

Further details regarding Whitestone REIT's results of operations, Communities, and tenants can be accessed at the Company's website at www.whitestonereit.com. The Form 10-K has been filed with the Securities and Exchange Commission for the year ended December 31, 2009, and can also be linked through the "Investor Relations" section of the Company's website.

Whitestone REIT and Subsidiaries
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)

	Three Months		Years
	Ended December 31,		Ended December 31,
	2009	2008	2009	2008
	(unaudited)	(unaudited)		(revised)

Property revenues
Rental revenues	$ 6,422	$ 6,371	$ 26,449	$ 24,999
Other revenues	1,532	1,681	6,236	6,202
Total property revenues	7,954	8,052	32,685	31,201

Property expenses
Property operation and maintenance	1,977	2,169	8,519	8,862
Real estate taxes	1,245	1,088	4,472	3,973
Total property expenses	3,222	3,257	12,991	12,835

Other expenses (income)
General and administrative	1,469	1,475	6,072	6,708
Depreciation & amortization	1,799	1,600	6,958	6,859
Involuntary conversion	(1,243)	344	(1,542)	358
Interest expense	1,414	1,522	5,749	5,857
Interest income	(6)	(28)	(36)	(182)
Total other expense	3,433	4,913	17,201	19,600

Income (loss) from continuing operations before loss on disposal of assets and income taxes	1,299	(118)	2,493	(1,234)

Provision for income taxes	(56)	(56)	(222)	(219)
Loss on sale or disposal of assets	(138)	(86)	(196)	(223)
Income (loss) from continuing operations	1,105	(260)	2,075	(1,676)

Loss from discontinued operations	--	--	--	(188)
Gain on sale of properties from discontinued operations	--	--	--	3,619
Net income (loss)	1,105	(260)	2,075	1,755

Less: Net income (loss) attributable to noncontrolling interests	390	(104)	733	621

Net income (loss) attributable to Whitestone REIT	$ 715	$ (156)	$ 1,342	$ 1,134

	Three Months		Years
	Ended December 31,		Ended December 31,
	2009	2008	2009	2008
	(unaudited)	(unaudited)		(revised)
FUNDS FROM OPERATIONS ("FFO")

Net income (loss) attributable to Whitestone REIT	$ 715	$ (156)	$ 1,342	$ 1,134
Depreciation and amortization of real estate assets	1,659	1,463	6,347	5,877
Loss (gain) on sale or disposal of assets	138	86	196	(3,396)
Net income (loss) attributable to noncontrolling interests	390	(104)	733	621
FFO	$ 2,902	$ 1,289	$ 8,618	$ 4,236

(in thousands, except per share data)

Numerator:
FFO	$ 2,902	$ 1,289	$ 8,618	$ 4,236
Dividends paid on unvested restricted shares	(7)	--	(27)	--
Undistributed earnings attributable to unvested restricted shares	--	--	--
FFO excluding amounts attributable to unvested restricted shares	2,895	1,289	8,591	4,236

Denominator
Weighted average number of common shares - basic	9,707	9,707	9,707	9,829
Weighted average number of OP Units - basic	5,444	4,740	5,444	5,185
Effect of dilutive securities:
Unvested restricted shares	197	--	197	--
Weighted average number of common shares and OP Units - dilutive	15,348	14,447	15,348	15,014

Basic FFO per common share and OP unit:
FFO excluding amounts attributable to unvested restricted shares	$ 0.19	$ 0.09	$ 0.57	$ 0.28

Diluted FFO per common share and OP unit:
FFO excluding amounts attributable to unvested restricted shares	$ 0.19	$ 0.09	$ 0.56	$ 0.28

PROPERTY NET OPERATING INCOME ("NOI")

Net income (loss) attributable to Whitestone REIT	$ 715	$ (156)	$ 1,342	$ 1,134
General and administrative expense	1,469	1,475	6,072	6,708
Depreciation and amortization	1,799	1,600	6,958	6,859
Involuntary conversion	(1,243)	344	(1,542)	358
Interest expense	1,414	1,522	5,749	5,857
Interest income	(6)	(28)	(36)	(182)
Provision for income taxes	56	56	222	219
Loss on disposal of assets	138	86	196	223
Loss from discontinued operations	--	--	--	188
Gain on sale of properties from discontinued operations	--	--	--	(3,619)
Net income (loss) attributable to noncontrolling interests	390	(104)	733	621
NOI	$ 4,732	$ 4,795	$ 19,694	$ 18,366

About Whitestone REIT

Whitestone REIT is a fully integrated real estate company that seeks to own and operate Community Centered Properties, which are visibly located commercial properties in established or developing culturally diverse neighborhoods.  Whitestone markets, leases and manages its properties to match tenants with the shared needs of surrounding neighborhoods.  Headquartered in Houston, Texas and founded in 1998, the Company is internally managed with a portfolio of commercial properties in Texas, Arizona, and Illinois. For additional information about the Company, please visit www.whitestonereit.com. The Investor Section of the Company's website has links to SEC filings, news releases, financial reports and investor newsletters.

Forward-Looking Statements

In addition to historical information, this press release contains forward-looking statements and information within the meaning of the Private Securities Litigation Reform Act of 1995, which by their nature involve known and unknown risks and uncertainties. These statements are based on current expectations, estimates, projection and assumptions made by management. The Company's actual results, performance or achievements could differ materially from those expressed or implied by these statements. While Whitestone REIT's management believes the assumptions underlying its forward-looking statements are reasonable, this information is inherently subject to uncertainties and may involve risks, including, without limitation, changes in general market conditions, including the rate of job growth, availability and access to capital markets, competition from new or existing commercial real estate properties, and local government regulation. Other risks and uncertainties are described under the heading "Risk Factors" in our Annual Report on Form 10-K and subsequent periodic reports filed with the Securities and Exchange Commission and available on our website, www.whitestonereit.com. Reference is made to the Company's regulatory filings with the Securities and Exchange Commission for information or factors that may impact the Company's performance. Many of these risks and uncertainties are difficult to predict and are beyond management's control. Forward-looking statements are not guarantees of future performance, results or events. Whitestone REIT assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events.

1   Funds From Operations ("FFO") — The National Association of Real Estate Investment Trusts, Inc. ("NAREIT") defines FFO (April 2002 White Paper) as net income (computed in accordance with generally accepted accounting principles ("GAAP")) excluding gains (or losses) from sales of property plus real estate depreciation and amortization. FFO is a non-GAAP measure and does not replace net income as a measure of performance or net cash provided by operating activities as a measure of liquidity. We consider FFO to be a standard supplemental measure for equity real estate investment trusts ("REITs") because it (1) is the most common metric used by securities analysts, investors and other interested parties in comparing the relative performances of equity REITs, and (2) facilitates an understanding of the operating performance of our properties without giving effect to real estate depreciation and amortization, which historically assumes that the value of real estate assets diminishes predictably over time. Since real estate values have instead historically risen or fallen with market conditions, we believe that FFO more accurately provides investors an indication of our ability to incur and service debt, make capital expenditures and fund other needs.

2   Net Operating Income ("NOI"), defined as real estate rental revenue less real estate expenses, is a non-GAAP measure. We provide NOI as a supplement to net income calculated in accordance with GAAP, and it should not be considered an alternative to net income as an indication of our operating performance. It is the primary performance measure we use to assess the results of our operations at the property level. NOI is calculated as net income, less non-real estate revenue and the results of discontinued operations (including gains on sale, if any), plus interest expense, depreciation and amortization, and general and administrative expenses.

CONTACT: Whitestone REIT
         Anne Gregory, Vice President Marketing
          & Investor Relations
         713.827.9595 ext. 2213
         agregory@whitestonereit.com